                                     VECTRA
                           VECTRA TECHNOLOGIES, INC.
                               EXECUTIVE OFFICES
                             6203 SAN IGNACIO AVE.
                                   SUITE 100
                               SAN JOSE, CA 95119

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JULY 25, 1997
                             ---------------------

To the Shareholders:

    You are cordially invited to attend the Annual Meeting of Shareholders of VECTRA Technologies, Inc. (the "Company") to be held at the Company's corporate office, 6203 San Ignacio Avenue, Suite 100, San Jose, California 95119 on Friday July 25, 1997, at 10:00 A.M. (PDT) for the following purposes:

    1.  To elect six (6) directors for a term of one year;

    2. To consider and act upon a proposal to amend the Company's articles of incorporation to decrease the size of the Board of Directors and eliminate the classification of the Board;

    3. To act on a proposal to ratify the selection of Ernst & Young LLP as independent public accountants for 1997; and

    4.  To transact such other business as may properly come before the meeting.

    Only Shareholders of record on the books of the Company at the close of business on June 1, 1997, are entitled to notice of, and to vote at, the meeting and any adjournment thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Vincent Franceschi,
                                          PRESIDENT AND CHIEF OPERATING OFFICER

San Jose, California
June 20, 1997

                                   IMPORTANT

    Whether or not you plan to attend the meeting in person, please sign, date and return the accompanying proxy card in the enclosed, stamped and addressed envelope. Your cooperation is appreciated since a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business. The giving of the proxy will not affect your right to vote at the meeting if the proxy is revoked as set forth in the accompanying proxy statement.

                           VECTRA TECHNOLOGIES, INC.
                            6203 SAN IGNACIO AVENUE,
                                   SUITE 100
                           SAN JOSE, CALIFORNIA 95119

                            ------------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY 25, 1997
                             ---------------------

                                  INTRODUCTION

    This Proxy Statement which was first mailed to shareholders on July 5, 1997, is furnished in connection with the solicitation of proxies by the Board of Directors on behalf of VECTRA Technologies, Inc. (the "Company") to be voted at the Annual Meeting (the "Meeting") of the Shareholders of the Company to be held at the Company's corporate office at 6203 San Ignacio Avenue, Suite 100, San Jose, California 95119 on July 25, 1997, at 10:00 A.M. (PDT) for the purposes set forth in the accompanying Notice of Special Meeting of Shareholders.

    REVOCATION OF PROXIES. Shareholders who execute proxies retain the right to revoke them at any time before they are voted. A proxy may be revoked: (i) by written notice to the Corporate Secretary of the Company at 6203 San Ignacio Avenue, Suite 100, San Jose, California 95119; (ii) by submission of a proxy with a later date; (iii) by a written request delivered in person to return the executed proxy; or (iv) by attending the Meeting and voting at the Meeting. A shareholder's right to revoke his or her proxy is not limited by or subject to compliance with a specified formal procedure, but written notice should be given to the Secretary of the Company at or before the Meeting so that the number of shares represented by proxy can be recomputed.

    VOTING OF PROXIES. When proxies are returned properly executed, the shares represented thereby will be voted, and will be voted in accordance with the shareholders' directions. Shareholders are urged to specify their choices by marking the appropriate box on the enclosed proxy card; if no choice has been specified, the shares will be voted as recommended by the Board of Directors. A shareholder may vote for, against, or abstain from voting on, any matter that may properly come before the Meeting. Under Washington law, shares which abstain or constitute "Broker Non-Votes" (shares held by a broker or nominee as to which a broker or nominee indicates on the proxy that it does not have the authority, either express or discretionary, to vote on a particular matter) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as not voted for purposes of determining the approval of any matter submitted to the shareholders for a vote. A majority of the outstanding shares present or represented at the Meeting will constitute a quorum.

    CUMULATIVE VOTING FOR DIRECTORS. The Company's Articles of Incorporation entitle shareholders eligible to vote to cumulate votes at any election of directors. The maximum number of votes that a shareholder may cast equals the number of shares of common stock owned by a shareholder multiplied by the number of directors (six) to be elected. Any shareholder may cast all votes for a single director or may distribute them among the number of director nominees as the shareholder may see fit. The proxy will grant discretionary authority to cumulate votes unless otherwise specified.

    QUORUM. Shares represented by proxies containing an abstention as to any matter will be treated as shares that are present and entitled to vote for purposes of determining a quorum. Similarly, Broker Non-Votes will be treated as shares that are present and entitled to vote for purposes of determining a quorum.

    EFFECT OF ABSTENTIONS AND BROKER NON-VOTES. Both abstentions and Broker Non-Votes with respect to Proposal 2 will have the practical effect of a vote cast against Proposal 2 since Proposal 2 must be approved by a majority of the outstanding shares of the Company's common stock.

    RECORD DATE. Shareholders of record at the close of business on June 1, 1997, are entitled to vote at the Meeting on the basis of one vote for each share of common stock held, except for cumulative voting in the election of directors. On June 1, 1997, there were 7,833,527 shares of common stock outstanding.

    DISCRETIONARY AUTHORITY. If any nominee for director is unable to serve or for good cause will not serve, or if any matters not specified in this Proxy Statement come before the meeting, eligible shares will be voted as specified by the named proxies pursuant to discretionary authority granted in the proxy. At the time this Proxy Statement was printed, management was not aware of any other matters to be voted on.

    SOLICITATION OF PROXIES. Proxies may be solicited by officers, directors and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. The Company has retained the services of W.F. Doring & Co., Inc., Jersey City, New Jersey, in connection with the solicitation of proxies. W.F. Doring & Co., Inc. will solicit known significant shareholders (generally owners of 1,000 shares or more) and brokerage houses which hold the Company's common stock in street name to vote and return their proxies. W.F. Doring & Co., Inc. will be paid on the basis of hourly fees for persons working on the account a total of approximately $5,000.00 for its services, together with reimbursement for reasonable out-of-pocket expenses incurred. The cost of solicitation of proxies will be borne by the Company.

    FORWARDING OF PROXY MATERIALS. The Company will also arrange with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to certain beneficial owners of the Company's common stock and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

    EXECUTIVE OFFICE. The principal executive office of the Company is 6203 San Ignacio Avenue, Suite 100, San Jose, California 95119. The phone number for the Company is (408) 629-9800.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
                        DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth information as to the only persons or groups known by the Company to be the beneficial owners, as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of more than five percent of the common stock of the Company on June 1, 1997, as well as the Company's directors, the Company's chief executive officer; the Company's three executive officers as of December 31, 1996; two former executive officers who were no longer serving in that capacity at December 31, 1996; and all directors and officers as a group:

NAME AND ADDRESS                                                           NUMBER OF SHARES(1)   PERCENT OF CLASS(1)
-------------------------------------------------------------------------  -------------------  ---------------------
OWNERS OF MORE THAN 5%
  Combustion Engineering, Inc. ..........................................       1,714,503(2)               21.9%
    501 Merritt 7
    Norwalk, Connecticut 06856

  Heartland Advisors, Inc. ..............................................       1,502,000                  19.2%
    790 North Milwaukee Street
    Milwaukee, WI 53202

  Orien Ventures ........................................................         634,885(3)                8.1%
    5520 SW MacAdam Avenue, Suite 112
    Portland, Oregon 97201

  Cable & Howse Ventures ................................................         532,625(4)                6.8%
    Security Pacific Bank Plaza
    777 108th Avenue NE, Suite 2300
    Bellevue, Washington 98004

DIRECTORS

  Edward J. Keith........................................................         105,333(5)                1.4%

  Roy Kirkorian..........................................................          99,833(5)                1.3%

  J.E. (Ted) Ardell, III.................................................          69,500(5)              *

  Ray A. Fortney.........................................................         118,250(6)                1.5%

  Fruzsina Harsanyi......................................................           8,500(5)              *

NAMED EXECUTIVE OFFICERS

  Vincent Franceschi.....................................................          20,000(5)              *

  Walter R. Bak..........................................................          18,708(5)              *

  Thomas B. Pfeil........................................................          20,000(5)              *

  Jeffrey W. Cummings....................................................          --                     *

  John R. Holding........................................................          --                     *

All Directors and Officers as a group (8 persons)(1),(7).................         460,124                   5.9%

------------------------

NOTES TO SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND
  EXECUTIVE OFFICERS TABLES

*   Less than 1%.

(1) Represents beneficial ownership computed in accordance with Rule 13d-3 of the Exchange Act, which includes shares deemed to be outstanding for purposes of the percentage of ownership by the deemed owner or group but not for purposes of determining the percentage of ownership of any other person or group.

(2) Combustion Engineering, Inc. is an indirect wholly-owned subsidiary of ABB Asea Brown Boveri Ltd., a Swiss company.

(3) Includes 615,385 shares held by Orien II, L.P, 2,000 shares owned by Mr. Anthony J. Miadich, former director of the Company, and 17,500 shares which may be purchased by Mr. Miadich within 60 days of June 1, 1997, pursuant to outstanding stock options. Mr. Miadich may be deemed a beneficial owner of such shares by reason of his position as a partner in Orien II, L.P. Mr. Miadich shares the power to dispose of and vote the shares held by that partnership with the other general partner. Mr. Miadich disclaims beneficial ownership of the 615,385 shares owned by Orien II, L.P.

(4) Includes 520,625 shares held by CH Partners III and 12,000 shares which may be purchased by Mr. Elwood D. Howse, Jr., former director of the Company, pursuant to outstanding stock options within 60 days of June 1, 1997. Mr. Howse may be deemed a beneficial owner of the shares owned by CH Partners III by reason of his position as a general partner in CH Partners III. Mr. Howse shares the power to dispose of and vote the shares held by that partnerships with the other general partners.

(5) Represents shares which may be purchased within 60 days of June 1, 1997, pursuant to outstanding stock options.

(6) Includes 76,250 shares which may be purchased within 60 days of June 1, 1997, pursuant to outstanding stock options, 40,000 shares owned by Mr. Fortney and 2,000 shares owned by Mr. Fortney's parents. Mr. Fortney maybe deemed a beneficial owner of such shares.

(7) Includes a total of 418,124 shares which may be purchased within 60 days of June 1, 1997, pursuant to outstanding stock options.

    On June 1, 1997, Cede & Co., the nominee of the Depository Trust Company, held of record 5,619,740 shares or 71.7 percent of the outstanding shares of common stock, all of which was held for the accounts of member firms of the New York Stock Exchange, the American Stock Exchange and various institutions participating in the facilities of the Depository Trust Company. With the exception of Heartland Advisors, Inc. and Orien Ventures, the Company has no knowledge that any person owns beneficially five percent or more of the outstanding shares of common stock which are held in the name of Cede & Co.

BOARD OF DIRECTORS

    The present size of the Company's Board of Directors is five directors.

    Six regular meetings of the Board of Directors were held in 1996. In addition, the Company has two standing committees: the Audit and Finance Committee and the Human Resources and Compensation Committee. In 1996, each director attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board on which he or she served. Until November 1996, the members of the Audit and Finance Committee were Roy Kirkorian (Chairman), Elwood D. Howse, Jr. and Albert Baciocco, Jr.; and the members of the Human Resources and Compensation Committee were J.E. (Ted) Ardell, III (Chairman), Dr. E. Linn Draper, Jr. and Fruzsina M. Harsanyi. Since November 1996, the members of the Audit and Finance Committee were Roy Kirkorian (Chairman), J.E. (Ted) Ardell, III, Fruzsina M. Harsanyi and Ed Keith; and the members of the Human Resources and Compensation Committee were Fruzsina M. Harsanyi (Chairman), J.E. (Ted) Ardell, III, Ed Keith and Roy Kirkorian.

    AUDIT AND FINANCE COMMITTEE

    The Audit and Finance Committee makes recommendations to the Board of Directors concerning the selection, engagement and termination of the Company's independent public accountants and reviews with the independent public accountants and the Board of Directors the scope and status of the audit, the fees for services to be performed by the firm, and the results of the audit when completed. The Audit and

Finance Committee establishes and maintains communication between the Board and the Company's independent accountants and financial management personnel. The Audit and Finance Committee also reviews and discusses with management and the Board of Directors such matters as accounting policies, internal controls, and procedures for preparation of financial statements. The committee met six times in 1996.

HUMAN RESOURCES AND COMPENSATION COMMITTEE

    The function of the Human Resources and Compensation Committee is to review the Company's Human Resources Development and Administration Programs, to review the Company's policies and programs relating to compensation arrangements for officers of the Company, to make awards under the Company's incentive compensation plan, to make recommendations to the Board of Directors with respect to officers' and directors' compensation and to serve as the plan administrator of the Company's stock option plans. The committee met twice in 1996.

                       PROPOSAL 1--ELECTION OF DIRECTORS

    In November 1996, the Board of Directors amended the bylaws to reduce the number of directors to five members subject to approval of an amendment to the Company's articles of incorporation to decrease the size of the Board to between four and seven members.

    In addition, with mutual agreement by all directors in recognition of the reduced size of the Company following the sale of the Waste Business, A. J. Baciocco, E. L. Draper, Jr., and E. D. Howse, Jr. resigned from the Board of Directors.

    If the amendment to the Company's articles of incorporation is approved, the Board of Directors has resolved to amend the Bylaws to increase the number of directors from five to six with all directors to be elected at the Annual Meeting of shareholders.

    The Board of Directors has unanimously approved the following nominees for director positions:

                             J.E. (Ted) Ardell, III
                             Ray A. Fortney
                             Vincent Franceschi
                             Fruzsina M. Harsanyi
                             Edward J. Keith
                             Roy Kirkorian

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR EACH OF THE NOMINEES.

    Unless otherwise instructed, it is the intention of the persons named in the accompanying form of proxy to vote shares of common stock represented by properly executed proxies for the nominees. Although the Board of Directors anticipates that all of the nominees will be available to serve, it is intended that the proxies will be voted for the election of a substitute nominee or nominees designated by the Board of Directors. Information with respect to the right to cumulate votes for the election of directors is set forth under "Introduction" at the beginning of this Proxy Statement.

    The following table lists the names and ages of the nominees. For the nature and amount of their beneficial ownership of common stock, and the amount and nature of the ownership of the Company's common stock by all directors and officers as a group, see "Security Ownership of Certain Beneficial Owners, Directors and Executive Officers".

    DIRECTORS

    The following table lists as of June 1, 1997 the names and ages of the directors:

NAME                                     AGE              POSITIONS HELD (DIRECTOR SINCE)
------------------------------------     ---     --------------------------------------------------

Edward J. Keith.....................     62      Chairman of the Board, Director (1994)

Roy Kirkorian.......................     51      Vice Chairman of the Board, Director (1995)

J.E. (Ted) Ardell, III..............     57      Director (1992)

Ray A. Fortney......................     51      Director, former President and CEO (1994)

Vincent Franceschi..................     38      President and COO (1997)

Fruzsina Harsanyi...................     54      Director (1995)

    BIOGRAPHIES

    Mr. Keith was elected Chairman of the Board in June 1995. He is also Chairman of the Board of Directors of The Failure Group, a consulting firm specializing in the analysis and prevention of engineering failures, and a former Director of Inlex Corporation, which provides computer automation systems to libraries. From 1969 until 1983, Mr. Keith served as Chairman of the principal operating subsidiary, Executive Vice President and Director of Impell Corporation. Mr. Keith was also the co-founder of the Commercial Bank of San Francisco. He is a licensed professional engineer and structural engineer in the state of California. Mr. Keith received his BS and MS in Engineering in 1961 and 1964, respectively, from the University of California, Berkeley.

    Mr. Kirkorian was elected to the Board of Directors in August 1995, and was elected Vice Chairman in October 1995. Mr. Kirkorian is an active partner in El Rancho Farms and is currently active in various Sand Hill Financial Company capital investments. He was President of C.P. National (NYSE) and former President of Contel Corp.'s Contel Business Systems. Mr. Kirkorian received his BS degree in Business Administration in 1967 from California State Polytechnic University and his JD of the Law from Hastings College in 1970.

    Mr. Ardell is a general partner with Technology Partners, a venture capital firm, and a Director of a number of private companies. From 1968 to 1971, Mr. Ardell was with Bechtel Power Corporation. From 1971 to 1984, he was a Director of Impell Corporation and held various other positions with Impell Corporation and its principal operating subsidiary; and from 1984 to 1986, he was President and Chief Executive Officer of Impell Corporation. From 1961 to 1968, he served in the U.S. Navy nuclear submarine force. Mr. Ardell is a registered nuclear engineer in California and received a BS degree in Engineering from the U.S. Naval Academy in 1961.

    Mr. Fortney was appointed as President and Chief Executive Officer in July 1994 and resigned from the position of President in April 1997 and the position of Chief Executive Officer effective June 17, 1997. Prior to his appointment, he served as Executive Vice President of the Company from August 1993, and was President of the Cygna Group of ICF Kaiser Engineers, an engineering consulting firm, and a Senior Vice President of ICF Kaiser from 1992 to 1993. He previously served as Vice President and General Manager of the Power Services Business at Combustion Engineering and ABB/Combustion Engineering from 1988 through 1990, and President and Chief Executive of Impell Corporation from 1986 to 1988. Mr. Fortney is a registered professional engineer in over 10 states. He received his BS degree from the U.S. Naval Academy in 1967, his MSME degree from Stanford University in 1972 and attended the Stanford University Business School Executive Program in 1989.

    Mr. Franceschi was appointed to the position of President and Chief Operating Officer in April 1997. Prior to this appointment, Mr. Franceschi served as a Vice-President of the Company from January 1994, following the Company's acquisition of ABB Impell Corporation. From 1989 until his appointment,

Mr. Franceschi was the Manager of projects for Impell's Western Region. From 1980 to 1989, Mr. Franceschi served in various positions of increasing responsibility, including Manager, Systems Engineering and Manager of Business Development for the Department of Energy market. Mr. Franceschi is a registered professional engineer in California. He received his BS degree in Civil Engineering from the University of California, Berkeley in 1980 and his MBA from Saint Mary's College in 1994.

    Dr. Harsanyi was elected to the Board in June 1995. She is Vice President, Public Affairs and Corporate Communications, and a corporate officer of Asea Brown Boveri Inc. ABB is a Connecticut based company, providing products and services for power generation, transmission and distribution, and industrial processes. She joined the company in 1980 after working for two years for the Continental Group and prior to that for the U.S. Government. Dr. Harsanyi received BA and MA degrees in International Relations and a Ph.D. in Government from the American University. She has served as an adjunct professor of International Business at Georgetown University's School of Foreign Service and is a member of the Business-Government Relations Council, the Council for Excellence in Government, the Bryce Harlow Foundation, the Public Affairs Council, and Georgetown University's Landegger Program Advisory Board.

EXECUTIVE OFFICERS

    The following table, as of June 1, 1997, sets forth the names, titles and ages of the Company's executive officers who are serving in the indicated positions. All executive officers serve until removed by the Board of Directors:

NAME                                     AGE                       POSITIONS HELD
------------------------------------     ---     --------------------------------------------------

Vincent Franceschi..................     38      President and Chief Operating Officer (1997)

Ray A. Fortney......................     51      Former President and Chief Executive Officer
                                                   (1994-1997)

Walter R. Bak.......................     42      Vice President (1995)

Thomas B. Pfeil.....................     50      Vice President, Chief Financial Officer and
                                                   Secretary (1996)

    BIOGRAPHIES

    Mr. Franceschi's biography is included with the directors.

    Mr. Fortney's biography is included with the directors.

    Mr. Bak was appointed to Vice President, Business Development, in October 1995. Mr. Bak has held the positions of Manager, Power Services, and Manager, Fuel Services, with VECTRA prior to his current assignment. Mr. Bak has been involved in managing businesses in the commercial nuclear, government, and non-nuclear sectors of Impell since 1987. Mr. Bak is a registered professional engineer in California. He received his MS degree in Civil Engineering from the University of California, Berkeley, in 1978, and his BS degree in Civil Engineering from the University of Notre Dame in 1977.

    Mr. Pfeil was appointed to his current position in April 1996. From 1992, until his appointment, Mr. Pfeil served as a director and officer of several start-up manufacturing and small businesses. From 1985 to 1992, Mr. Pfeil served in various positions, including Corporate Controller and Chief Financial Officer during the restructuring and turnaround of WorldCorp Inc. and its predecessor, World Airways Inc. Prior to 1985, he served for twelve years in various positions of increasing responsibility with Baker Hughes, a multi-national manufacturer of oil field equipment and provider of related engineering services. He received his MBA and BS degree in Business Administration (Accounting) from California State University, Los Angeles.

REPORT OF HUMAN RESOURCES AND COMPENSATION COMMITTEE

    The Human Resources and Compensation Committee (the "Committee") of the Board of Directors is composed of all outside directors on the Board of Directors and is responsible for establishing compensation policies that apply to the Chief Executive Officer (CEO), other executive officers and key employees of the Company. This report reflects the Committee's actions during fiscal year 1996. Effective with Mr. Fortney's resignation, which was effective June 17, 1997, there is no executive officer of the Company serving in the capacity of CEO.

    PHILOSOPHY

    The philosophy of the Company's executive compensation program is that compensation of executive officers, and in particular that of the CEO, should be directly and materially linked to both the operating performance of the Company and to the interests of the Shareholders. In implementing this philosophy, the Company's policies integrate annual base compensation with incentive awards based upon corporate performance and individual initiatives and performance. Annual cash compensation, together with incentive compensation and grants of stock options, is designed to attract and retain qualified executives and to ensure that such executives have a continuing stake in the long term success of the Company.

    Measurement of corporate performance is primarily based on Company wide goals, while measurement of individual initiatives is primarily based on review of individual and operations performance goals. Annual increases may also be necessary at times, without reference to performance, to adjust the Company's executive salaries to remain competitive with salaries paid by comparable companies.

    The Internal Revenue Code places a limit on the amount of certain types of compensation for each of the executive officers which may be tax deductible by the Company. The Company's policy is, primarily, to design and administer compensation plans which support the achievement of long term strategic objectives and enhance shareholder value and, to the extent possible, to maximize the proportion of compensation expense that is tax deductible by the Company. It is not anticipated that compensation payable to the executive officers potentially covered by the restriction will be subject to the limitation of deductibility.

    The Company's executive compensation program is comprised of base salary, annual cash incentive compensation, long term incentive compensation in the form of stock options and various benefits, including medical and profit sharing plans generally available to all employees of the Company.

    BASE SALARY Base salary levels for the Company's CEO and other executive officers are set in the context of the Company's total compensation philosophy which is to align executive interests with the shareholders and make a significant portion of their compensation opportunity contingent upon achieving performance goals. These base salaries are generally targeted at or slightly below the median of companies in the power and environmental services markets and the service segment of general industry companies of comparable revenue size. These companies which are selected with the help of a compensation consultant differ from the broader group of companies included in the Piper Jaffray Hazardous Remediation Disposal Index used in the stock performance graph which follows this report. Additionally, competitive data taken from available private and published survey sources is reviewed annually. In determining individual salary levels, the Committee takes into account the executive officer's experience, scope of responsibility, performance level, and relative impact on the Company's success.

    ANNUAL INCENTIVE COMPENSATION The annual incentive compensation plan is a key element in the Company's pay for performance system and is the vehicle by which the CEO, executive officers, and other key employees can increase their total compensation. Annual incentive compensation constitutes that portion of executive compensation that is at risk and is dependent on achievement of individual and Company performance objectives. The Company's objectives, which are not specifically weighted, are a combination of operating, financial, and strategic goals (such as profitability, revenue growth, productivity, and cash flow) that are considered to be critical to the Company's short and long term financial success and its ability to build shareholder value. The Committee establishes Company wide and individual goals annually for the CEO. The CEO develops, with Committee advice and approval, individual performance goals for the executive officers. The amount of the awards paid to the CEO, executive officers, and other key employees at the end of the year varies depending upon the performance against the established Company wide, operations, and individual goals, with an emphasis on overall Company performance. In determining the size of the awards, no single performance factor or formula is used because the Committee believes that the rigid application of quantitative performance measures would eliminate the consideration of qualitative factors critical to long term strategic performance.

    STOCK OPTIONS The Company's stock option plans are the long-term incentive for the CEO, executive officers and key employees. The Committee believes that stock options provide a strong incentive. The Committee awards stock options to the CEO and, upon the recommendation of the CEO, to other executive officers and key employees. Individual grants are based upon competitive practices of companies in the service markets described above, the amount of stock options previously granted to an individual, and individual potential and performance as evaluated by the Committee.

    SPECIFIC FACTORS IN DETERMINING 1996 EXECUTIVE COMPENSATION

    The base salary for all executive officers, including the CEO, has remained at the amount set for each respective position by the Committee in prior years in accordance with the factors mentioned above.

    In accordance with the Company's philosophy of materially linking the compensation of the CEO, executive officers, and key employees with the individual and Company performance objectives, in 1996 the committee recognized individual contributions which were made during the year and awarded individual annual incentive compensation amounts based upon the subjective impact of each individual's contribution to the overall Company's performance.

    In August 1996 the Committee canceled 193,000 qualified and non-qualified stock options (43,750 of which were vested) which had a weighted average exercise price of $4.37 per share, that had been granted to the CEO from August 1993 through June 1995. The Committee then issued 150,000 options (75,000 of which are non-qualified) at an exercise price of $2.00 per share, 37,500 of which vest in February 1997 and the balance vest ratably over the following eighteen months. The Committee concluded that the interests of the shareholders would best be served by reinforcing the incentive to the CEO with an exercise price within near term achievable levels.

    Members of the Human Resources and Compensation Committee at December 31,
1996

           /s/ FRUZSINA HARSANYI                          /s/ EDWARD J. KEITH
  ----------------------------------------      ----------------------------------------
            (Fruzsina Harsanyi),                           (Edward J. Keith)
             COMMITTEE CHAIRMAN

           /s/ J. E. ARDELL, III                           /s/ ROY KIRKORIAN
  ----------------------------------------      ----------------------------------------
            (J. E. Ardell, III)                             (Roy Kirkorian)

                             EXECUTIVE COMPENSATION

    The following tables set forth compensation paid by the Company for services rendered in the Company's last three fiscal years ended December 31, 1996, to the Company's chief executive officer; the Company's three highest paid executive officers whose total compensation exceeded $100,000; and two former executive officers who were no longer serving in that capacity at December 31, 1996.

                         SUMMARY COMPENSATION TABLE(1)

                                                                                           LONG TERM
                                                          ANNUAL COMPENSATION            COMPENSATION
                                                 --------------------------------------  -------------
                                                                          OTHER ANNUAL     NUMBER OF      ALL OTHER
NAME AND PRINCIPAL POSITION             YEAR      SALARY ($)     BONUS    COMPENSATION   OPTIONS/SARS   COMPENSATION
------------------------------------  ---------  ------------  ---------  -------------  -------------  -------------
Vincent Franceschi .................       1996    132,477        15,000       --             30,000         --
  President and                            1995    114,810        --           --             36,000         --
  COO                                      1994    110,255        --         17,605(2)        --             --

Ray A. Fortney .....................       1996    206,260        --           --            150,000         --
  Former President and CEO                 1995    201,000        --           --            173,000         --
                                           1994    194,074        --         17,574(2)        68,000        2,276(3)

Walter R. Bak ......................       1996    146,761        14,000       --             25,000         --
  Vice President                           1995    112,062        --           --             34,000         --
                                           1994    110,485        --          3,600(4)        --             --

Thomas B. Pfeil ....................       1996    124,558        20,000       --             55,000         --
  Vice President, CFO and Secretary

Jeffrey W. Cummings ................       1996     92,977(5)     12,500    105,000(6)        --           55,462(7)
  Former Vice President                    1995    130,650        --           --             46,000         --
                                           1994    118,688        --         28,492(8)        --             --

John R. Holding ....................       1996     46,824(9)     --         37,500(6)        --          186,538(10)
  Former Vice President, CFO and           1995    150,749        --         60,000(11)        6,000         --
  Secretary                                1994    138,219        --         32,377(12)       41,000        3,265(3)

------------------------

NOTES TO SUMMARY COMPENSATION TABLE

 (1) None of the named executives received compensation reportable as Restricted Stock Awards or Long Term Incentive Plan Payouts.

 (2) One time payment of accrued vacation balances reflecting change in policy whereby officers do not accrue vacation.

 (3) Matching contribution to the 401(k) and retirement plan.

 (4) Payment of car allowance.

 (5) For the period January 1, 1996, to August 18, 1996, the date Mr. Cummings terminated employment with the Company.

 (6) Retention incentive payments.

 (7) Severance related payments.

 (8) One time payment of accrued vacation (see note 2) and $19,000 employment contract buyout.

 (9) For the period January 1, 1996 to April 12, 1996, the date Mr. Holding terminated employment with the Company.

(10) Payment of commission for the sale of VECTRA UK and the Engineering Businesses of $100,000 and severance related payments of $86,538.

(11) Relocation and retention incentive payments.

(12) Reimbursement of federal income tax differential of $22,336 attributable to relocation cost reimbursement, and payment of accrued vacation of $10,041.

OPTION GRANTS DURING 1996 FISCAL YEAR

    The following table provides information related to options granted to the named executive officers during 1996.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                      INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE
                               ---------------------------------------------------------------    VALUE AT ASSUMED
                                                 % OF TOTAL                                     ANNUAL RATES OF STOCK
                                                OPTIONS/ SARS                                    PRICE APPRECIATION
                                                 GRANTED TO      EXERCISE OR                     FOR OPTION TERM(1)
                                OPTIONS/SARS    EMPLOYEES IN     BASE PRICE                     ---------------------
NAME                             GRANTED(2)      FISCAL YEAR      ($/SH)(3)    EXPIRATION DATE    5%($)      10%($)
-----------------------------  --------------  ---------------  -------------  ---------------  ---------  ----------
Vincent Franceschi...........      30,000(4)           4.09            2.00         08/19/06       37,734      95,625

Ray A. Fortney...............      75,000(4)          10.22       $    2.00         08/19/06    $  94,334  $  239,061
                                   75,000(4)          10.22            2.00         08/19/06       94,334     239,061

Walter R. Bak................      25,000(4)           3.41            2.00         08/19/06       31,445      79,687

Thomas B. Pfeil..............      30,000(4)           4.09            2.00         08/19/06       37,734      95,625
                                   25,000(5)           3.41            1.75         01/15/06       27,514      69,726

Jeffrey W. Cummings..........        --              --              --              --            --          --

John R. Holding..............        --              --              --              --            --          --

------------------------

NOTES TO OPTIONS/SAR GRANTS IN LAST FISCAL YEAR TABLE

(1) The potential realizable value portion of the table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's common stock over the term of the options. These numbers do not take into account certain provisions of the options providing for cancellation of the option following termination of employment.

(2) Options to acquire shares of common stock.

(3) The option exercise price may be paid in shares of common stock owned by the executive officer, in cash, or in any other form of valid consideration or a combination of any of the foregoing, as determined by the Human Resources and Compensation Committee in its discretion.

(4) Options are exercisable with respect to 25% of the shares covered thereby on 2/19/97, with the remaining shares becoming exercisable ratably over the next eighteen months.

(5) Options are exercisable with respect to 25% of the shares covered thereby on the anniversary of the exercise date in 1997, 1998, 1999 and 2000.

OPTION EXERCISES DURING 1996 AND YEAR END OPTION VALUES

    The following table provides information related to options exercised by the named executive officers during the 1996 fiscal year and the number and value of options held at fiscal year end. The Company does not have any outstanding stock appreciation rights ("SARs").

                   AGGREGATE OPTION/SAR EXERCISES IN 1996 AND
                           YEAR END OPTION/SAR VALUE

                                                                     NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED IN-THE-
                                                                  OPTIONS/SARS AT DECEMBER 31,   MONEY OPTIONS/SARS AT DECEMBER
                                                                              1996                        31, 1996(1)$
                                    SHARES ACQUIRED     VALUE     ----------------------------  --------------------------------
NAME                                  ON EXERCISE    REALIZED $    EXERCISABLE   UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
----------------------------------  ---------------  -----------  -------------  -------------  ---------------  ---------------
Ray A. Fortney....................        --             --             7,500         172,500         --               --

Walter R. Bak.....................        --             --             7,250          52,750         --               --

Vince Franceschi..................        --             --             6,250          59,750         --               --

Thomas B. Pfeil...................        --             --                 0          55,000         --                6,250

Jeffrey W. Cummings...............        --             --                 0               0         --               --

John R. Holding...................        --             --                 0               0         --               --

------------------------

NOTE TO AGGREGATE OPTION/SAR EXERCISES IN 1995 AND YEAR END OPTION/SAR VALUE

(1) The closing price for the Company's common stock as reported by the Nasdaq Stock Market on December 31, 1996, was $2.00. No value is reported in the table if the option exercise price for an officer is higher than the market price for the Company's Common Stock on December 31, 1996.

EXECUTIVE EMPLOYMENT AGREEMENTS

    The Company has an Executive Employment Agreement with its former President, Mr. Ray A. Fortney. Mr. Fortney's employment continues until terminated pursuant to the terms of the agreement and he may be terminated by the Company if he is disabled for more than 90 days, subject to payment of disability amounts, and for cause, which includes the failure to follow reasonable directives of the Board of Directors; gross malfeasance or flagrant disloyalty to the Company; criminal conduct involving moral turpitude; or deficiency in job performance.

    The Company may also terminate Mr. Fortney's employment without cause upon sixty days notice. Mr. Fortney has the right to terminate his employment for good reason, which includes material breach by the Company of its obligations; reduction of base salary or alteration of his duties or responsibilities without his consent; his geographic relocation; or a change in control of the Company.

    If the termination by the Company is for cause or by Mr. Fortney without good reason, salary ceases upon termination. If the termination is without cause by the Company or by Mr. Fortney for good reason, Mr. Fortney receives severance payments equal to a minimum 100% of base salary for twelve months or until the time that he is employed on a full time basis by another employer, plus payment of the prorated portion of incentive bonus that he would have received.

    Mr. Fortney also agreed to refrain from engaging in other business activities in the nuclear utility service industry while employed by the Company. If Mr. Fortney terminates his employment without good reason (but not for any other type of termination), he is required to refrain for twelve months from competing with the Company or its subsidiaries on any pending contract, proposal or bid on which he participated while an employee or with respect to which he has confidential information. Mr. Fortney also agreed to maintain the confidentiality of information belonging to, used by, or in the possession of the

Company relating to its business, except information available in the public domain. Effective June 17, 1997, Mr. Fortney terminated his employment for good reason.

COMPENSATION OF DIRECTORS AND STOCK OPTIONS FOR NON-EMPLOYEE DIRECTORS

    During 1996, Directors of the Company, other than Mr. Fortney and the Chairman of the Board, were paid a fee of $750 for each Board of Directors meeting they attended, $750 for each committee meeting they attended, and a monthly retainer of $667. The Chairman of the Board received $1,000 for each Board of Directors meeting attended and a monthly retainer of $889. Mr. Fortney received compensation as a member of the management of the Company as indicated in the "Summary Compensation Table".

    Each present director of the Company who is not an employee of the Company is an "Eligible Director" for the grant of options under the Company's stock option plans, which plans contain a provision for annual non-discretionary option grants to all non-employee directors. On the first trading day of January of each year, each individual, who is on such date an eligible director, will be granted a nonqualified option to purchase 2,000 shares of the Company's common stock at 100% of the fair market value of the stock on the date of such grant. The grants for 1996 were made on January 2, 1996, at an option price of $2.25. Additionally in August 1996, the Chairman and the Vice-Chairman of the Board each received stock options for 100,000 shares and one other member of the Board received stock options for 50,000 shares, at an option price of $2.00 for each grant.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Officers and directors of the Company and greater than ten percent shareholders are required to report to the Securities and Exchange Commission (the "Commission") on a timely basis certain changes in their legal or beneficial ownership of the Company's stock. Regulations promulgated by the Commission require the Company to disclose to its Shareholders any reporting violations occurring after May 1, 1991, that came to the Company's attention during the current fiscal year based on a review of the applicable filings required by the Commission to report such changes in legal or beneficial ownership. The Company believes that during the fiscal year ended December 31, 1996, its directors, executive officers, and principal shareholders filed all required forms, with the exception of the initial Form 3 for Mr. Pfeil.

                         STOCK PRICE PERFORMANCE GRAPH

    The graph below compares the Company's five year cumulative return on its common stock to the similar returns for (a) all stocks traded under the CRSP Total Return Index for The Nasdaq Stock Market (US) and (b) the Piper Jaffray Hazardous Waste Remediation/Disposal Index of 38 stocks (including the Company) of companies in the hazardous waste and environmental services industry.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                    NASDAQ STOCK MARKET (US)   PIPER JAFFRAY  VECTRA TECHNOLOGIES, INC.
12/31/91                                100.0          100.0                       100.0
12/31/92                                116.4           98.7                       100.0
12/31/93                                133.6           68.0                       151.1
12/31/94                                130.6           51.9                        57.8
12/31/95                                184.7           42.0                        40.0
12/31/96                                227.1           36.8                        35.6
Symbol
Index Description
LEGEND

               PROPOSAL 2--AMENDMENT OF ARTICLES OF INCORPORATION

    The Board of Directors requests that the shareholders approve an amendment to the Company's articles of incorporation to decrease the size of the Company's Board and eliminate the classification of the Board. The Board of Directors has unanimously determined that the amendment is in the best interest of the shareholders and recommends its approval. Due to the sale of the Engineering and Waste Businesses, the Company has decreased in size and no longer requires a nine-to-twelve person Board. The Board of Directors believes that a smaller Board will be beneficial to the Company since it will enable the Company to operate more efficiently, more economically and to act more promptly to take advantage of corporate opportunities.

    The Company's articles of incorporation currently provide that the Company's Board of Directors shall consist of between nine to twelve members, as determined by the Bylaws, elected by cumulative voting. The articles further provide that the Board shall be divided into three classes, with each class to be elected on a staggered basis. The amendment would decrease the size of the Board to between four and seven members, as determined by the Bylaws, and would eliminate the division of the Board into three classes. All Board members would be elected or reelected, as the case may be, annually. This description is qualified in its entirety by reference to the amendment itself, which is included as Annex A to this Proxy Statement.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION TO DECREASE THE SIZE OF THE COMPANY'S BOARD OF DIRECTORS AND TO ELIMINATE THE CLASSIFICATION OF THE BOARD.

    PROPOSAL 3--RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors is seeking the shareholders' ratification of the Board's decision to select Ernst & Young LLP as independent public accountants of the Company for the fiscal year 1997. The proposal must receive more votes for than against after it is determined that a quorum is represented at the Shareholders' Meeting. See "INTRODUCTION" for information regarding the effect of abstentions and Broker Non-Votes.

    If the proposal is not adopted, the adverse vote will be considered as a direction to the Board of Directors to select other independent public accountants for the following year. Because of the difficulty and expense of making any substitution of accountants so long after the beginning of the year, it is contemplated that the appointment for the year 1997 will be permitted to stand unless the Board of Directors finds other good reason for making a change.

    A representative of Ernst & Young LLP is expected to be present at the annual meeting to respond to appropriate questions and to make a statement if desired.

    During 1996 Ernst & Young provided the Company with audit services including work related to the examination of the annual financial statements, filings with the Securities and Exchange Commission and consultation regarding various tax and accounting matters.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS.

                         PROPOSALS FOR FUTURE MEETINGS

    The 1998 annual Meeting of Shareholders of VECTRA Technologies, Inc. will be held in April, 1998. Any shareholder who would like to nominate a director or submit a proposal for inclusion in the Company's proxy statement for the 1998 annual meeting may do so by submitting a written proposal which must be received at the principal executive offices of VECTRA Technologies, Inc. on or before December 31, 1997. Any proposal received after that date will not be considered for inclusion.

OTHER MATTERS

    The Board of Directors has no knowledge of any other matter which may come before the Meeting and does not intend to present any other matters. If any matters properly come before the Meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their best judgment.

FORM 10-K

    A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10K FOR FISCAL YEAR 1996 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE WITHOUT CHARGE BY
CONTACTING:

    Chief Financial Officer
    VECTRA Technologies, Inc.
    2333 San Ramon Valley Blvd.
    Suite 225
    San Ramon, CA 94583

Dated: June 20, 1997, San Jose, California

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          Vincent Franceschi,
                                          PRESIDENT

                                                                         ANNEX A

                            ARTICLES OF AMENDMENT OF
                           ARTICLES OF INCORPORATION
                                       OF
                           VECTRA TECHNOLOGIES, INC.

    ARTICLES OF AMENDMENT of the Articles of Incorporation of VECTRA Technologies, Inc. (the "Corporation") are herein executed by said Corporation, pursuant to the provisions of the Washington Business Corporation Act ("WBCA")
Section 23B.10.060, as follows:

    FIRST: The name of the Corporation is VECTRA Technologies, Inc.

    SECOND: Article Eighth, Paragraphs 8.3 and 8.4 of the Corporation's Restated Articles of Incorporation are hereby amended, and shall read as follows:

        8.3 The corporation's Board of Directors shall consist of between four
    (4) and seven (7) members, as determined by the Bylaws. Shareholders shall have the right to cumulate votes for the election of directors of the corporation.

        8.4 The Board of Directors shall be elected at each annual meeting of the corporation.

    THIRD: This amendment does not provide for an exchange, reclassification, or cancellation of issued shares.

    FOURTH: The date of the adoption of said Amendment by the Directors of said
Corporation was the   day of          , 1997.

    FIFTH: The Amendment was approved by the shareholders of the Corporation in accordance with WBCA Sections 23B.10.030 and 23B.10.040.

    The foregoing is executed under penalty of perjury by the undersigned, who is authorized to do so on behalf of the Corporation.

    DATED this   day of          , 1997.

                                          VECTRA TECHNOLOGIES, INC.
                                         By:____________________________________

                                           Name:
                                            Title:

                              VECTRA Technologies, Inc.

                            ANNUAL MEETING OF SHAREHOLDERS
                                Friday, July 25, 1997

    The undersigned hereby appoints Vincent Franceschi and Thomas B. Pfeil as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote, and for the election of directors to cumulate votes at their discretion, all the shares of common stock of VECTRA Technologies, Inc. which the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held at the Company's offices at 6203 San Ignacio Avenue, Suite 100, San Jose, California, on July 25, 1997 at 10 a.m. local time, and at any and all adjournments thereof. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL PROPOSALS.

                                                                                                               Please mark   /X/
                                                                                                               your votes as
                                                                                                               indicated in
                                                                                                               this example



                                                                                                                         WITHHOLD
                                                  FOR    VOTE FOR                                          FOR   AGAINST  ABSTAIN
Proposal 1. The election as Directors of the      / /      / /      Proposal 2. To amend the Company's     / /     / /      / /
nominees listed below (except as marked to                          articles of incorporation to decrease
the contrary).                                                      the size of the Board of Directors
J.E. (Ted) Ardell, III      Ray A. Fortney                          and eliminate the classification of
Fruzsina M. Harsanyi        Vincent Franceschi                      the Board.
Edward J. Keith             Roy Kirkorian

(INSTRUCTION: To withhold your vote for any individual nominee, write that nominee's name in the space provided below. To direct a specific allocation of votes, indicate the number of votes to be voted for a specific nominee after his name. The proxies may cumulate the remainder of the votes at their discretion.

                                                                ---------------------------------------------

                                                                                                              FOR  AGAINST  ABSTAIN
                                                                Proposal 3. To ratify the selection of Ernst  / /    / /      / /
                                                                & Young LLP as independent public accountants
                                                                for 1997.

                                                                               Proposal 4. In their discretion, upon such other
                                                                               business as may properly come before the meeting.

                                                                               This proxy is solicited by the Board of Directors
                                                                               who recommend a vote for each of the proposals.

                                                                               This proxy, when properly executed, will be voted
                                                                               and will be voted in the manner directed on this
                                                                               proxy card. If no specification is made, this proxy
                                                                               will be voted for each of the Proposals with
                                                                               authority to cumulate votes and for the election of
                                                                               Directors.

                                                                               Please complete, Date, Sign, and Mail this Proxy
                                                                               promptly in the enclosed self-addressed
                                                                               postage-Prepaid Envelope.


         Signature(s)                                                                                    Dated             , 1997
                     --------------------------------------------------------------------------------          ------------


         IMPORTANT   When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.
